EXHIBIT 11


                ATLANTIC AMERICAN CORPORATION AND SUBSIDIARIES
                    COMPUTATIONS OF NET LOSS PER COMMON SHARE
                               SUPPORTING SCHEDULE


                                     Three Months Ended     Six Months Ended
                                          June 30,               June 30,
(In thousands, except per share data)  1996       1995       1996       1995
                                     ---------  ---------  --------    ---------

Net loss                             $(2,657)   $ (2,482)  $  (680)    $ (2,038)

Less preferred dividends to
  affiliates                            (380)        (79)     (761)        (158)
                                     -------------------------------------------

Net loss available to
  common shareholders                $(3,037)   $ (2,561)  $(1,441)    $ (2,196)
                                     ===========================================

Weighted average common shares
  outstanding                         18,901      18,588    18,855       18,574
                                     ===========================================

Net loss per common share            $ (0.16)   $  (0.14)  $ (0.08)    $  (0.12)
                                     ===========================================


 NOTE: Fully diluted earnings per common share are not presented because the effect of convertible subordinated notes and preferred stock is anti-dilutive.